SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made and entered into as of July 8, 2011 (the “Effective Date”), by and between Aligned Healthcare, Inc., a California corporation (the “Company”), Aligned Healthcare Group LLC, a California limited liability company (“Aligned LLC”), and Aligned Healthcare Group – California, Inc., a California professional medical corporation (“Aligned Corp.”). Aligned LLC and Aligned Corp are sometimes collectively referred to herein as the “Aligned Parties” and individually as an “Aligned Party”. All parties hereto are sometimes collectively referred to herein as the “Parties” or individually as a “Party.”

A.           Apollo Medical Holdings, Inc., a Delaware corporation (“ApolloMed”), purchased the outstanding shares of the Company, pursuant to that certain Stock Purchase Agreement, dated as of February 14, 2011 (the “Original Purchase Agreement”), by and among ApolloMed, the Company, Aligned LLC, Aligned Corp. and certain other parties named therein, as amended by the First Amendment to Purchase Agreement dated July 8, 2011 (“First Amendment” and, together with the Original Purchase Agreement, the “Purchase Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

B.           The Parties agreed in the First Amendment that the Aligned Parties may engage in the Call Center Business outside of the Aligned Territory solely as and to the extent expressly provided in this Agreement and the First Amendment.

C.           The Parties desire enter into this Agreement to further define their rights and obligations with respect to the Designated Contracts and the Call Center Business (which, as defined in the Purchase Agreement, includes the Wrap Around Business).

D.           But for Aligned Corp. and Aligned LLC executing and delivering this Agreement, the Company and ApolloMed would not have entered into the First Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.            Designated Contracts. As provided in the Purchase Agreement, subject to the terms and conditions of this Agreement and the Purchase Agreement, Aligned LLC and Aligned Corp. may enter into one or more contracts with Anthem Blue Cross for the provision of services relating to the Call Center Business solely within the State of California (each such contract is referred to individually as a “Designated Contract” and, collectively, as the “Designated Contracts”). The Aligned Parties shall provide the Company with a copy of each draft of each proposed Designated Contract prior to the execution of such proposed Designated Contract (or any amendments, modifications, extensions or renewals thereof) within ten (10) days following receipt by any Aligned Party, and consult with the Company and ApolloMed as to any comments either party may have to such drafts. The Aligned Parties shall further provide the Company with a true and complete copy of each executed Designated Contract (and any amendments, modifications, extensions or renewals thereof) and all exhibits, schedules and attachments thereto within ten (10) days following the execution and delivery of such Designated Contract (or any amendments, modifications, extensions or renewals thereof). No Aligned Party shall enter into any Designated Contract or any amendments, modification, extensions or renewals thereof without the prior written consent of the Company. As provided in the Purchase Agreement, the Aligned Parties may also enter into contracts with any other health plan for the provision of services relating to the Call Center Business solely within the Aligned Territory, and such contracts shall not be deemed to be Designated Contracts.

2.           License of Rights.

1.          Grant of License. Subject to the terms and conditions of this Agreement, the Company grants each Aligned Party that is a party to an Designated Contract a nonexclusive, nontransferable license to use the Marks and the Assets during the term of this Agreement solely in connection with the performance of such Designated Contract. The Aligned Parties may not use the Marks or the Assets for any other purpose and shall not have any right to sublicense or authorize others to use the Marks or the Assets in any manner. The Company expressly reserves all rights in the Marks and the Assets not expressly granted herein.

2.          Restrictions on Use of Marks and Assets. Other than the express rights licensed under this Agreement, each Aligned Party acknowledges that it is not acquiring any right, title or interest in or to the Marks or the Assets. No Aligned Party shall, whether during or after the term of this Agreement, adopt or apply for registration of any Mark, or any trade name or copyright that includes, refers to or uses, directly or indirectly, the Marks, or any design or logo of the Company or its affiliates, or any confusingly similar marks, names or designs. Specifically, the Aligned Parties shall not use the words or names, Aligned Healthcare, or any abbreviation, acronym or derivative thereof, or any confusingly similar word, name or abbreviation in its business name or in connection with any business operations in the United States outside of the Aligned Territory other than in connection with the performance of the Designated Contracts.

3.          Ownership of Rights. Each Aligned Party acknowledges and agrees that the Company is the sole owner of the Assets and has the exclusive right to use the Marks in the United States outside of the Aligned Territory, and is also the sole owner of all copyrights and other intellectual property rights to all of the foregoing, including all rights to register and apply for registration of such intellectual property rights. Each Aligned Party agrees that the license rights granted herein with respect to logos, unregistered marks and slogans exist only to the extent that the Company has such rights, and that no warranty, express or implied, is made by the Company with respect thereto or with respect to the absence of any rights of any third party that may conflict with the rights granted herein. Each Aligned Party agrees that it shall not, directly or indirectly, during or after the term of this Agreement, challenge or interfere with, or assist others to challenge or interfere with, the ownership and use of the Assets and the Marks by the Company.

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3.           Payments to the Company.

Gross Revenues. The Aligned Parties shall pay to the Company all of the gross revenues paid to the Aligned Parties or any of their affiliates under the Designated Contracts (“Gross Revenues”), less the costs with respect to such Gross Revenues expressly described on Schedule A hereto (the “Allowable Costs”). The amount of Gross Revenues for any period less Allowable Costs for such period shall be the “Net Revenues” for such period, and the amount of Net Revenues for any period as adjusted as described on Schedule A hereto shall be the “Adjusted Net Revenues” for such period. Except as otherwise stated on Schedule A, no adjustments to or deductions of any kind or nature whatsoever shall be made from Gross Revenues. No Aligned Party shall take any credit or offset against Gross Revenues in the event of any uncollected or bad debt arising out of any Designated Contract or any penalty, fee, deduction, rebate or discount assessed or incurred in connection with any Designated Contract. Gross Revenues shall include, in addition to payments on invoiced billings received by the Aligned Parties, any and all other payments or amounts received by the Aligned Parties or any of their affiliates with respect to the Designated Contracts, and in no event shall the Gross Revenues reported by the Aligned Parties be less than the amounts actually received by the Aligned Parties from the Designated Contracts.

Manner of Payment; Monthly Statements. The Aligned Parties shall pay to the Company within ten (10) days after receipt of any payment under or relating to any Designated Contract the Adjusted Net Revenues for the period covered by such payment. The Aligned Parties shall deliver to the Company with each payment of Adjusted Net Revenues a statement showing, at a minimum: (i) the amount of Gross Revenues for such period (with supporting computations), (ii) a detailed statement of all Allowable Costs deducted by the Aligned Parties from Gross Revenues for that period for the purposes of calculating Net Revenues (with supporting computations), (iii) the Net Revenues for that period and the calculations thereof and (iv) the Adjusted Net Revenues for that period and the calculations thereof (collectively, the “Adjusted Net Revenue Calculations”). Time is of the essence with respect to all payments under this Agreement. If payment is not received by the Company on the due date, a late charge of one-and-one-half percent (1-½%) per month, or the maximum legal rate, whichever is less, shall be added to the unpaid balance until said balance (plus all accrued interest) is paid in full.

Resolution of Disputes. If the Company accepts the Adjusted Net Revenue Calculations for any period, or if the Company fails to give notice to the Aligned Parties of any objection within thirty (30) days after receipt of the Adjusted Net Revenue Calculations for any period, the Adjusted Net Revenue Calculations shall be the final and binding calculation of the Adjusted Net Revenues for the applicable period. If the Company gives notice to the Aligned Parties of an objection to such Adjusted Net Revenue Calculations within thirty (30) days after receipt of such Adjusted Net Revenue Calculations, the Company and the Aligned Parties shall attempt in good faith to resolve their differences. If the Company and the Aligned Parties are able to resolve their differences, the Adjusted Net Revenue Calculations, as modified to reflect the resolution of the differences between the Company and the Aligned Parties, shall be the final and binding calculation of the Adjusted Net Revenues for the applicable period. If, however, the Company and the Aligned Parties are unable to resolve their differences, the Company and the Aligned Parties shall submit any disputed items to a certified public accountant reasonably satisfactory to the Company and the Aligned Parties for a resolution of the dispute. The determination of the certified public accountant shall be final and binding on the Company and the Aligned Parties, and the Adjusted Net Revenue Calculations, as modified to reflect (i) those differences, if any, that the Company and the Aligned Parties were able to resolve, and (ii) the certified public accountant’s determination with regard to the remaining disputed items, shall be the final and binding resolution of the Adjusted Net Revenues for the applicable period.

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4.            Certain Covenants and Obligations of the Aligned Parties.

The Aligned Party that enters into each Designated Contract shall be solely responsible for the performance of its obligations under such Designated Contract, and, so long as no Aligned Party is in default under any Transaction Document, shall have exclusive operational authority relating to the services to be provided under each such Designated Contract. Each such Aligned Party shall, to the best of its ability, render the services under such Designated Contract in a timely and professional manner consistent with the highest professional and industry standards and all applicable legal requirements. In no event shall the Company or any of its affiliates have any obligation or liability whatsoever with respect to any of the duties or obligations of any Aligned Party under any Designated Contract, including without limitation the payment of any amounts to any party to a Designated Contract (including the Aligned Parties) in respect thereof.

4.          Within ten (10) days after receipt, the Aligned Parties shall provide the Company with copies of any and all notices, statements or other correspondence received from any counterparty to a Designated Contract or any of such counterparty’s affiliates or representatives relating to any Designated Contract, including without limitation notices of default or breach or of such counterparty’s termination or election to not renew any such Designated Contract.

5.          The Aligned Parties shall use their best efforts to collect promptly after they become due any and all amounts due and payable under the Designated Contracts, and shall hold any amounts received from any Person under the Designated Contracts in trust for the benefit of the Company until such amounts are allocated among the Aligned Parties and the Company and paid to the Company in accordance with the terms of this Agreement.

6.          If ApolloMed determines in its sole and absolute discretion that it is necessary or would be advisable to consolidate for financial reporting purposes the revenues received under the Designated Contracts pursuant to this Agreement, then the Aligned Parties shall reasonably cooperate ApolloMed and its auditors in facilitating such consolidation, and any costs associated therewith shall be split between ApolloMed and the Aligned Parties.

7.          No Aligned Party shall pledge, hypothecate, mortgage, grant liens in or upon, or grant security interests in, any of its assets, or otherwise use any such assets as collateral without the Company’s prior written consent, which may be withheld by the Company in its sole discretion.

8.          No Aligned Party shall, without the Company’s prior written consent, incur any indebtedness, unless any such indebtedness is incurred in the ordinary course or business or is explicitly subordinated to the amounts payable to the Company under this Agreement, which subordination shall be in a form reasonably acceptable to the Company, or loan any amounts to any directors, managers, officers, employees or affiliates of any Aligned Party.

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9.          No Aligned Party shall redeem or otherwise repurchase, or pay any dividends or make any distributions in respect of, any of its shares, membership interests or other equity interests.

10.         The Aligned Parties shall maintain true and accurate books of account and records with respect to all transactions involving the Designated Contracts, in accordance with their historical accounting practices, consistently applied.

5.            HIPAA Matters. As a condition to the Company’s execution and delivery of this Agreement, Aligned LLC and Aligned Corp. shall concurrently enter into the HIPAA Business Associate Agreement attached thereto as Exhibit A.

6.            Representations and Warranties of the Aligned Parties. The Aligned Parties represent, warrant and covenant that:

Each Aligned Party has the full power and authority to enter into this Agreement and to perform its obligations hereunder and under each Designated Contract, without the need for any consents, approvals or immunities not yet obtained.

This Agreement has been duly authorized, executed and delivered by each Aligned Party which is a party hereto and is the legal, valid and binding agreement of each such Aligned Party, enforceable against each such Aligned Party in accordance with its terms.

Each Aligned Party and each of its professional employees shall comply with all statutes, laws, codes, standards, ordinances, rules, regulations, specifications, standards of care, judgments, orders and decrees (collectively, “Laws”) applicable to such Aligned Party or any of such persons in the performance of such Aligned Party’s obligations under this Agreement and the Designated Contracts, including, without limitation, any Laws relating to the practice of medicine.

7.            Other Call Center Contracts. The Company, ApolloMed or their affiliates may, in their sole and exclusive discretion, enter into one or more contracts with third parties for the provision of services relating to the Call Center Business and which are not Designated Contracts (each such contract, an “Other Call Center Contract”). By way of example, the Company may enter into an Other Call Center Contract with a third party other than Anthem Blue Cross for the provision of services relating to the Call Center Business within the State of California or with any third party for the provision of services relating to the Call Center Business outside of the State of California. In connection with each such Other Call Center Contract, subject to the written consent of the counterparty to such Other Call Center Contract, the Company, ApolloMed or the affiliate thereof that enters into such Other Call Center Contract shall enter into a License Agreement with an Aligned Party in form and substance mutually agreeable to the Company and the Aligned Parties (each, a “License Agreement”). Each License Agreement shall provide, among other things, that (a) so long as no Aligned Party is in default under any Transaction Document, the Aligned Party shall have exclusive operational authority relating to the services to be provided under the applicable Other Call Center Contract, (b) the Aligned Party shall be entitled to payment for its services under the License Agreement in accordance with terms of that agreement, including an apportionment of costs similar to that set forth in this Agreement, (c) the Aligned Parties shall indemnify, defend and hold harmless the Company, ApolloMed and their respective affiliates for any claims or damages arising out of or related to the Aligned Parties’ services under the License Agreement, (d) the Aligned Parties shall make customary representations and warranties and be bound by customary covenants relating to their performance of the License Agreement, including those relating to HIPAA compliance, (e) the Company shall license to the applicable Aligned Party the rights necessary to perform its services under the License Agreement, and (f) the Company shall be the exclusive owner of any and all work product or other intellectual property created by the Aligned Parties in connection with their engagement under the License Agreement.

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8.            Right to Examine Books and Records. The Company shall have the right, exercisable at its sole discretion at any time upon reasonable notice to the Aligned Parties, to audit the Aligned Parties’ books and records to determine the accuracy of the Aligned Parties’ statements and reports and the calculation of the amounts and payments due the Company hereunder, provided that the Company may not exercise this right more than once in any calendar quarter. The Company shall pay the cost of any such audit; provided, however, that if any audit reveals that the Aligned Parties have underpaid any amount due under this Agreement (an “Underpayment”) by five percent (5%) or more, the Aligned Parties shall be required to and shall pay for the cost of such audit. Any Underpayment shall accrue a late charge at the rate of one-and-one-half percent (1 ½%) per month, or the maximum legal rate, whichever is less, from the date of the Underpayment until paid in full. If the audit reveals an Underpayment, the Aligned Parties shall pay the Company the amount of the Underpayment, all late charges thereon and the cost of the audit within thirty (30) days after the date the Company notifies Aligned Parties in writing of such Underpayment.

9.            Insurance. Each Aligned Party shall maintain, at its own expense, the following insurance coverage with a financially sound insurance company acceptable to the Company throughout the term of this Agreement and for a period of three (3) years thereafter: (a) worker’s compensation, occupational disease, employer’s liability (with limits of not less than $1,000,000 for bodily injury), disability benefit and other similar insurance required under the laws of the State of California; (b) commercial general liability insurance including blanket contractual liability and personal injury coverage with a combined single limit of at least $5,000,000; and (c) professional liability insurance of not less than $1,000,000 per claim and $3,000,000 annual aggregate coverage limits. The Aligned Parties shall, upon execution of this Agreement and annually thereafter, deliver to the Company a certificate of such insurance from the insurance carriers setting forth the scope of coverage and the limits of liability required by this Section 9.

10.           Indemnification. Each Aligned Party shall, jointly and severally, defend, indemnify and hold the Company, its affiliates and their respective officers, directors, employees, agents, affiliates, successors and assigns harmless from any and all suits, actions, claims, liabilities, losses, costs, expenses (including reasonable attorneys’ fees and costs) and damages that the Company or any of such persons may incur or suffer as a result of, arising out of or in connection with, the Designated Contracts or the performance or failure by any Aligned Party to perform its duties under this Agreement or under any Designated Contract, or any breach by any Aligned Party of its obligations under this Agreement or under any Designated Contract or otherwise resulting from any act or omission of any Aligned Party in connection with its activities under or related to this Agreement or any Designated Contract. The Aligned Parties shall give the Company prompt notice in writing of all such suits, claims, complaints or other actions (including but not limited to any notice of default or breach from any counterparty under a Designated Contract), and the Aligned Parties shall assume and direct the defense thereof at their own cost, although the Company shall thereafter have the right to be represented by its own counsel in any such claim or proceeding.

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11.         Effect of Agreement. Except as expressly provided by this Agreement, all of the terms of the Purchase Agreement and the Transaction Documents shall remain unchanged and in full force and effect, including without limitation (a) ApolloMed’s and the Company’s rights to and ownership of revenues and profits associated with the Designated Contracts outside of the Aligned Territories and (b) the terms of Section 5.1 of the Purchase Agreement, including as they relate to the Hospitalist Business.

12.         Termination. This Agreement may be terminated only as follows:

by the Company upon (i) the determination of a court of competent jurisdiction that an Aligned Party has engaged in fraudulent conduct in connection with this Agreement or the performance of its obligations under any Designated Contract; (ii) the filing of a petition by or against any Aligned Party under any provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors and such proceeding shall not be dismissed or discharged within 30 days of commencement; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of any Aligned Party; or the insolvency of any Aligned Party; or the making of a general assignment for the benefit of creditors by any Aligned Party or the dissolution or liquidation of any Aligned Party; or the taking of any action for the purpose of effecting any of the foregoing or any analogous action in any other jurisdiction; or any Aligned Party ceases to carry on its business or substantially the whole of its business or substantially changes the nature of its business; or (iii) the material breach by any Aligned Party under this Agreement or under any Designated Contract.

by the Aligned Parties upon (i) the determination of a court of competent jurisdiction that the Company has engaged in fraudulent conduct in connection with this Agreement; or (ii) the filing of a petition by or against the Company under any provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar law relating to bankruptcy, insolvency or other relief for debtors and such proceeding shall not be dismissed or discharged within 30 days of commencement; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of the Company; or the insolvency of the Company; or the making of a general assignment for the benefit of creditors by the Company or the dissolution or liquidation of the Company; or the taking of any action for the purpose of effecting any of the foregoing or any analogous action in any other jurisdiction; or the Company ceases to carry on its business or substantially the whole of its business or substantially changes the nature of its business; or

by mutual written agreement of the Parties;

provided, however, that the termination of this Agreement shall not terminate the Parties’ rights and obligations with respect to any Designated Contract then in effect, and this Agreement shall remain in effect as a binding obligation of the Parties with respect to any such Designated Contract until such Designated Contract terminates.

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13.         Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified mail, postage prepaid, or delivered by hand or courier, addressed as follows:

To the Company:

450 N. Brand Blvd.

Suite 600

Glendale, California 91203

Attn.: Chief Executive Officer

Fax: (818) 291-6444

With a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111-3598
Attn: P. Rupert Russell, Esq.
Fax: (415) 421-2922

To the Aligned Parties:

Aligned Healthcare Group LLC

Aligned Healthcare Group – California, Inc.

860 Hampshire Road, Suite A

Westlake Village, CA 91361

Attn: Raouf Khalil

Fax: (805) 379-0267

With a copy to:

Carl D. Hasting, Esq.

Attorney at Law

Certified Public Accountant

CDH Associates, Inc.

5655 Lindero Canyon Rd., Suite 226

Westlake Village, CA 91362

Fax: (818) 879-1562

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or, if delivered by hand or courier, on the date received.

14.         Non-Agency of Parties. This Agreement does not constitute and shall not be construed as constituting an agency, a partnership or joint venture between the Company and any of the Aligned Parties. No Aligned Party shall have any right to obligate or bind the Company or any of its affiliates in any matter whatsoever.

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15.         Expenses. All legal and other costs and expenses incurred by the Company, on the one hand, and the Aligned Parties, on the other hand, in connection with the preparation and negotiation of this Agreement, shall be borne by the Company and the Aligned Parties, respectively.

16.         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representative, successors and assigns.

17.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and shall become effective when one or more counterparts have been signed by each party and delivered to the other Parties.

18.         Interpretation. Each Party has been represented by sophisticated counsel in this transaction and agrees that if any issue arises as to the meaning or construction of any word, phrase or provision hereof, that no Party shall be entitled to the benefit of the principles of the construction and interpretation of contracts or written instruments which provide that any ambiguity is to be construed in favor of the Party who did not draft the disputed word, phrase or provision.

19.         Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to the choice of law principles thereof.

20.         Section Headings. The section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

21.         Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

22.         Third Party Beneficiary. ApolloMed is an intended third party beneficiary of this Agreement and shall be entitled to enforce the terms of this Agreement as if it were a signatory hereto.

23.         Nonassignability.

No Assignment. Neither this Agreement nor any of the Aligned Parties’ rights hereunder are assignable or transferable by any Aligned Party, without the Company’s prior written consent, which may be withheld in the Company’s sole discretion. Each of the following shall be deemed to be an assignment of this Agreement for purposes of this Section 23(a): (i) any merger or reorganization involving an Aligned Party, (ii) the sale, exclusive license or other transfer of all or substantially all of the assets of an Aligned Party, or (iii) the transfer of more than twenty-five percent (25%) in the aggregate of the shares of stock or other evidence of beneficial ownership (or other beneficial interests) of an Aligned Party. The Company may assign its rights under this Agreement without the Aligned Parties’ consent.

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No Sublicense. No Aligned Party may grant any sublicenses of any of its rights under this Agreement without the Company’s prior written consent, which may be withheld in the Company’s sole discretion. No Aligned Party may subcontract any Designated Contract or the performance of any Designated Contract without the Company’s prior written consent, which may be withheld in the Company’s sole discretion.

24.         No Implied Waivers. The failure of any Party at any time to require performance by any other Party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. The waiver by any Party of a breach of any provision hereof shall not be construed or held to be a waiver of the provision itself.

25.         Time. Time is of the essence of this Agreement.

26.         Equitable Remedies. In addition to any other rights or remedies available at Law or in equity, upon the breach or threatened breach of any of the covenants, agreements or obligations of any Party, the non-breaching Party shall be entitled to file an action for specific performance or injunctive or other equitable relief without being required to post a bond or provide any other security.

27.         Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against any other Party.

28.         Further Action. Each Party agrees to act in good faith and to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions hereof.

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

ALIGNED HEALTHCARE, INC.,		ALIGNED HEALTHCARE GROUP –
a California corporation		CALIFORNIA, INC.,
a California professional medical corporation

By:	/s/ Warren Hosseinion	By:	/s/ Hany R. Khalil
Name: Warren Hosseinion		Name: Hany R. Khalil
Title: Chief Executive Officer		Title: President

ALIGNED HEALTHCARE GROUP LLC,
a California limited liability company

		By:	/s/ Marcelle Khalil
Name: Marcelle Khalil
Title: Managing Member

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SCHEDULE A

Allocation of Revenues and Costs

Allowable Costs

Allowable Costs are those that are consistent with and do not exceed on a cumulative basis 105% of the applicable line item of the annual budget for the Call Center Business prepared by the Aligned Parties and that is attached to this Schedule A (the “Approved Budget”), unless the Company has given its prior written consent. Once the total expenditures for any line item on the Approved Budget reach 105% of such line item, no additional expenditures pertaining to that line item shall be Allowable Costs until the next budget year, unless the Company has given its prior written consent.

Notwithstanding the foregoing, Allowable Costs shall not include the following: (i) depreciation on any assets; (ii) financing or refinancing costs, including all interest, principal, points and other fees or expenses incurred in the application for or obtaining any loan; (iii) rental under any lease; (iv) interest; (v) taxes, interest or penalties; (vi) attorneys’, auditors’ and other professional fees and expenses; (vii) any capital expenditures, including those for software or computer equipment; (viii) the cost (including architectural, engineering and permit costs) of decorating, improving for tenant occupancy, painting or redecorating portions of any real property occupied by the Aligned Parties; (ix) wages, salaries, benefits or other similar compensation paid to the Aligned Parties’ employees or consultants; (x) advertising and promotional expenditures; (xi) penalties or other costs incurred and actually paid by any Aligned Party due to a violation of any of the terms and conditions of any Designated Contract; (xii) overhead and profit increments paid to affiliates of the Aligned Parties for management or other services on or relating to the Designated Contracts or for equipment, supplies or other materials; (xiii) charitable and political contributions; (xiv) the general corporate overhead and administrative expenses of the Aligned Parties or any affiliate; (xv) any uncollectible accounts receivable or reserves for same; (xvi) costs, penalties or fines arising from any violation by the Aligned Parties or any of their affiliates of any Law; or (xvii) any costs, fees or expenses of the Aligned Parties to the extent incurred in connection with any business or activity other than the performance of the Designated Contracts.

Adjusted Net Revenues

Adjusted Net Revenues, during any period under any Designated Contract as it relates to Call Center Services, shall be the product of Net Revenues for such period multiplied by a fraction, the numerator of which is the number of patients served under such Designated Contract during such period who are located outside of the Aligned Territory and the denominator of which is the total number of patients served under the applicable Designated Contract during that period.

Adjusted Net Revenues, during any period under any Designated Contract as it relates to the Wrap Around Business, shall be the product of Net Revenues for such period multiplied by a fraction, the numerator of which is the number of admissions under such Designated Contract during such period which occurred outside of the Aligned Territory and the denominator of which is the total number of admissions which occurred under the applicable Designated Contract during that period.

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EXHIBIT A

HIPAA Business Associate Agreement

Apollo Medical Management, Inc.

HIPAA BUSINESS ASSOCIATE AGREEMENT

The Parties wish to enter into a HIPAA Business Associate Agreement (“Business Associate Agreement”) in conjunction with the Services Agreement among the Aligned Healthcare, Inc., Aligned Healthcare Group LLC and Aligned Healthcare Group – California, Inc. This Business Associate Agreement shall remain fully enforceable regardless of any termination of the Services Agreement.

I. Definitions (alternative approaches)

General Definitions Default to Privacy Rule if Not Otherwise Provided:

Terms used, but not otherwise defined, in this Business Associate Agreement shall have the same meaning as those terms in the Privacy Rule.

Specific definitions:

a.	Business Associate. "Business Associate" shall mean Aligned Healthcare Group LLC, Aligned Healthcare Group – California, Inc. and their respective affiliates.
b.	Covered Entity. "Covered Entity" shall mean Apollo Medical Management Inc. and its affiliates (hereinafter, “Group”).
c.	Individual. "Individual" shall have the same meaning as the term "individual" in 45 CFR § 160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).
d.	Privacy Rule. "Privacy Rule" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Part 160 and Part 164, Subparts A and E.
e.	Protected Health Information. "Protected Health Information" shall have the same meaning as the term "protected health information" in 45 CFR § 160.103, limited to the information created or received by Business Associate from or on behalf of Covered Entity.
f.	Required By Law. "Required By Law" shall have the same meaning as the term "required by law" in 45 CFR § 164.103.
g.	Secretary. "Secretary" shall mean the Secretary of the Department of Health and Human Services or his designee.

II. Obligations and Activities of Business Associate

a.	Business Associate agrees to not use or disclose Protected Health Information other than as permitted or required by the Agreement or as Required By Law.

b.	Business Associate agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by this Business Associate Agreement.

c.	Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of Protected Health Information by Business Associate in violation of the requirements of this Business Associate Agreement.

d.	Business Associate agrees to report to Covered Entity any use or disclosure of the Protected Health Information not provided for by this Business Associate Agreement of which it becomes aware.

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e.	Business Associate agrees to ensure that any agent, including a subcontractor, to whom it provides Protected Health Information received from, or created or received by Business Associate on behalf of Covered Entity agrees to the same restrictions and conditions that apply through this Business Associate Agreement to Business Associate with respect to such information.

f.	Business Associate agrees to provide access, at the request of Covered Entity, as soon as practicable and in the manner prescribed by the Covered Entity to the extent practicable, to Protected Health Information in a Designated Record Set, to Covered Entity or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 CFR § 164.524.

g.	Business Associate agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 CFR § 164.526 at the request of Covered Entity or an Individual, and in the time and manner prescribed by the Covered Entity to the extent practicable.

h.	Business Associate agrees to make internal practices, books, and records, including policies and procedures and Protected Health Information, relating to the use and disclosure of Protected Health Information received from, or created or received by Business Associate on behalf of, Covered Entity available to the Covered Entity, or to the Secretary, in a time and manner designated by Covered Entity to the extent practicable or designated by the Secretary, for purposes of the Secretary determining Covered Entity's compliance with the Privacy Rule.

i.	Business Associate agrees to document such disclosures of Protected Health Information and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.

j.	Business Associate agrees to provide to Covered Entity or an Individual, in the time and manner prescribed by the Covered Entity to the extent practicable, information collected in accordance with Section II.i. of this Business Associate Agreement, to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.

III. Permitted Uses and Disclosures by Business Associate

Except as otherwise limited in this Business Associate Agreement, Business Associate may use or disclose Protected Health Information to perform functions, activities, or services for, or on behalf of, Covered Entity as specified in the Services Agreement, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity.

IV. Obligations of Covered Entity

a.	Covered Entity shall notify Business Associate of any limitation(s) in its notice of privacy practices of Covered Entity in accordance with 45 CFR § 164.520, to the extent that such limitation may affect Business Associate's use or disclosure of Protected Health Information.

b.	Covered Entity shall notify Business Associate of any changes in, or revocation of, permission by Individual to use or disclose Protected Health Information, to the extent that such changes may affect Business Associate's use or disclosure of Protected Health Information.

c.	Covered Entity shall notify Business Associate of any restriction to the use or disclosure of Protected Health Information that Covered Entity has agreed to in accordance with 45 CFR § 164.522, to the extent that such restriction may affect Business Associate's use or disclosure of Protected Health Information.

V. Permissible Requests by Covered Entity

Covered Entity shall not request Business Associate to use or disclose Protected Health Information in any manner that would not be permissible under the Privacy Rule if done by Covered Entity, except as necessary for Business Associate’s data aggregation, management and administrative activities of pursuant to the Services Agreement.

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VI. Term and Termination

a.	Term. The Term of this Business Associate Agreement shall be effective as of the effective date of the Services Agreement, and shall terminate when all of the Protected Health Information provided by Covered Entity to Business Associate, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity, or, if it is infeasible to return or destroy Protected Health Information, protections are extended to such information, in accordance with the termination provisions in this Section.

b.	Termination for Cause. Upon Covered Entity's knowledge of a material breach by Business Associate, Covered Entity may either:

1.	Provide an opportunity for Business Associate to cure the breach or end the violation and terminate this Business Associate Agreement and Services Agreement if Business Associate does not cure the breach or end the violation within the time specified by Covered Entity;

2.	Immediately terminate this Business Associate Agreement and Services Agreement if Business Associate has breached a material term of this Business Associate Agreement; or

3.	If neither termination nor cure is feasible, Covered Entity shall report the violation to the Secretary.

c.	Effect of Termination.

1.	Except as provided in paragraph (2) of this section, upon termination of this Business Associate Agreement, for any reason, Business Associate shall return or destroy all Protected Health Information received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity. This provision shall apply to Protected Health Information that is in the possession of subcontractors or agents of Business Associate. Business Associate shall retain no copies of the Protected Health Information.

2.	In the event that Business Associate determines that returning or destroying the Protected Health Information is infeasible, Business Associate shall provide to Covered Entity notification of the conditions that make return or destruction infeasible. Upon Covered Entity’s determination that return or destruction of Protected Health Information is infeasible pursuant to Business Associate’s notification, Business Associate shall extend the protections of this Business Associate Agreement to such Protected Health Information and limit further uses and disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Business Associate maintains such Protected Health Information.

VII. Indemnification

Business Associate shall, to the fullest extent permitted by law, protect, defend, indemnify and hold harmless Covered Entity and its respective employees, directors, and agents (“Indemnitees”) from and against any and all losses, costs, claims, penalties, fines, demands, liabilities, legal actions, judgments, and expenses of every kind (including reasonable attorneys fees, including at trial and on appeal) asserted or imposed against any Indemnitees arising out of the acts or omissions of Business Associate or any of Business Associate’s employees, directors, or agents related to the performance or nonperformance of this Agreement.

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VIII. Miscellaneous

a.	Regulatory References. A reference in this Business Associate Agreement to a section in the Privacy Rule means the section as in effect or as amended.

b.	Amendment. The Parties agree to take such action as is necessary to amend this Business Associate Agreement from time to time as is necessary for Covered Entity to comply with the requirements of the Privacy Rule and the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191.

c.	Survival. The respective rights and obligations of Business Associate under Section VI.c. of this Business Associate Agreement shall survive the termination of this Business Associate Agreement.

d.	Interpretation. Any ambiguity in this Business Associate Agreement shall be resolved to permit Covered Entity to comply with the Privacy Rule.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the respective dates written below

GROUP (COVERED ENTITY):	BUSINESS ASSOCIATE (PROVIDER):

By:	By:

Title:	Title:

Date:	Date:

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